EXHIBIT 4.2
SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE, dated as of November 2, 2007 is among Bristow Group Inc., a Delaware corporation (the “Company”), each of the parties identified as Guarantors on the signature page hereto (the “Guarantors”), and U.S. Bank National Association, as Trustee.

RECITALS

WHEREAS, the Company, the initial Guarantors under the Indenture, and the Trustee entered into that certain Indenture, dated as of June 20, 2003 (as supplemented from time to time, the “Indenture”), pursuant to which the Company has issued $230,000,000 in principal amount of 6 1/8% Senior Notes due 2013 (the “Notes”); and

WHEREAS, Section 10.01 of the Indenture requires that each Guarantor thereunder guaranty, on a senior unsecured basis, the prompt payment of the principal of and premium, interest and Additional Interest, if any, on the Notes, and all other payment Obligations of the Company to the Holders or the Trustee pursuant to the Indenture and the Notes;

WHEREAS, Section 9.01(g) of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture in order to release any Guarantor from its Subsidiary Guarantee in accordance with Article X thereof, without the consent of any of the Holders of the Notes;

WHEREAS, the Company has entered into that certain Stock Purchase Agreement dated October 31, 2007 with Production Services Network Ltd. (“PSN”) pursuant to which all of the Capital Stock of Grasso Corporation, a Delaware corporation and a Guarantor under the Indenture (“Grasso Corporation”), shall be sold by the Company to PSN or its designee, which sale shall constitute an Asset Sale under the Indenture (the “Transaction”);

WHEREAS, Grasso Production Management, Inc., a Texas corporation (“GPM”), and Medic Systems, Inc., a Delaware corporation (“Medic Systems”), are direct or indirect wholly owned subsidiaries of Grasso Corporation;

WHEREAS, in connection with the Transaction, the Company and the Guarantors desire that the Subsidiary Guarantees of each of Grasso Corporation, GPM, and Medic Systems be released and terminated, and that such entities be released of any and all obligations under the Indenture; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and the Bylaws (or comparable constituent documents) of the Company, of the Guarantors and of the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Company, the Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE 1

Section 1.01  This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02  This Supplemental Indenture shall become effective immediately upon the consummation of the Transaction (the “Effective Time”).

ARTICLE 2

Section 2.01  From the Effective Time, in accordance with Section 10.04 of the Indenture and by executing this Supplemental Indenture, the Subsidiary Guarantees of each of Grasso Corporation, GPM, and Medic Systems are hereby absolutely, irrevocably, and unconditionally released and terminated in full, and Grasso Corporation, GPM, and Medic Systems (a) are hereby released and relieved of any obligations under their respective Subsidiary Guarantees and are absolutely, irrevocably, and unconditionally released and discharged from and in respect of any and all further or additional obligations, and any and all claims, causes of action, liabilities and obligations of any nature whatsoever, inchoate or mature, known or unknown, whether or not asserted heretofore, arising under or related to their respective Subsidiary Guarantees and the Indenture, and (b) shall no longer be Guarantors for any purpose under the Indenture or the Notes.

Section 2.02  The Company hereby agrees to timely and completely comply with each of the requirements set forth in the Indenture (including, without limitation, Section 4.10 thereunder) with respect to, and as may be required to effectuate, the Transaction and the release of the Subsidiary Guarantees of Grasso Corporation, GPM, and Medic Systems as provided herein.

ARTICLE 3

Section 3.01  Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

Section 3.02  Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture.  This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

Section 3.03  THIS SUPPLEMENTAL INDENTURE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF NEW YORK.

Section 3.04  This Supplemental Indenture may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page to this Supplemental Indenture by facsimile shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

Section 3.05  Capitalized terms used in this Supplemental Indenture that are not otherwise defined herein shall have the meanings set forth in the Indenture.

Section 3.06 The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this supplemental indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantors.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

BRISTOW GROUP INC.

By:           /S/ Perry L. Elders
Name: Perry L. Elders
Title:   EVP and CFO

AIR LOGISTICS, LLC
as Guarantor

By:           /S/ Randall A. Stafford
Name: Randall A. Stafford
Title:   Manager

AIRLOG INTERNATIONAL, LTD.
AIR LOGISTICS OF ALASKA, INC.
GRASSO CORPORATION
GRASSO PRODUCTION MANAGEMENT, INC.
MEDIC SYSTEMS, INC.
as Guarantors

By:           /S/ Joseph A. Baj
Name: Joseph A. Baj
Title:   Vice President

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:           /S/ Susan C. Merker
Name: Susan C. Merker
Title:   Vice President